Exhibit 99.1
June 9, 2006

Thomas W. Davison, Ph.D., President, CEO
Sontra Medical Corporation
10 Forge Parkway
Franklin, MA 02038

Dear Tom:

AccountAbility Outsourcing, Inc. (“AccountAbility”) appreciates the opportunity to provide financial advisory services to Sontra Medical Corporation (the “Company” or “Sontra”). Providing exceptional service to our clients is our highest priority. Our consulting services include part-time and interim CFOs, Controllers, and Accountants, audit preparation, IPO assistance, Sarbanes-Oxley compliance, system conversions, and recruiting.

This letter sets forth our understanding of the terms and objectives of our engagement, the nature and scope of the services we will provide, and the related fee arrangements. Our understanding of these services is based upon our discussion with you yesterday.

Background

Sontra Medical Corporation (NASDAQ small cap: SONT) is a technology leader in transdermal science. Sontra’s SonoPrep ultrasound-mediated skin permeation technology combined with technical competencies in transdermal drug formulation, delivery systems and biosensors is creating a new paradigm in transdermal drug delivery and diagnosis.

The Company’s Chief Financial Officer, Sean Moran, resigned early this week. The Company plans to file an 8-K announcing this event on Monday, June 12th and would like to announce that an interim CFO has been retained at the same time.

Services

Functioning in the capacity of Interim Chief Financial Officer, our responsibility is to assist the CEO on any matters normally handled by a CFO. These include SEC reporting, Sarbanes Oxley guidance, fundraising, financial reporting, reporting to the Board, strategic advice and counsel, and investor relations.

We will commit to you to be available in the event that other projects or questions arise in areas where we can provide additional assistance to you and the Company (for example, Sarbanes Oxley compliance).
Service Advisors

To ensure there is accountability at each of our clients in adhering to the use of AccountAbility’s best practices, meeting client’s expectations, as well as surfacing additional requirements, an Oversight Manager is assigned to each account. Each quarter, the client contact will meet with their Service Provider and Oversight Manager to review the progress on work completed in the last quarter, identify other issues or concerns and establish a focus for the work in the next quarter. This consistent oversight of client service delivery allows the client to be well informed of AAO’s efforts and provide feedback, gives the Service Delivery Team a chance to share their ideas and make recommendations, and encourages the continued application of best practices and improved performance of staff.

Interim CFO Harry Mitchell will be the Service Provider. Donna Lopolito is also available should the Company need additional resources and will serve as Oversight Manager. Each biography was sent under separate cover.

Additional service advisors may be named at a later time, depending on the needs of the Company.

Fee Arrangements

The fee for the above noted services will be billed on an hourly basis at the following rates:

Senior Advisor/Interim CFO - $250.00 per hour
Advisor - $125.00 to $175.00 per hour

You have requested two to three days per week until a permanent CFO is retained.

Invoices will be generated weekly and are due upon receipt. A deposit of $5,000 is required upon execution of this agreement and will be applied to the final invoice.

Other Items

This specific engagement cannot be relied upon to disclose errors, irregularities or illegal acts, including fraud or defalcations, which may have taken place. We will promptly notify you if we become aware of any such errors, irregularities or illegal acts during the performance of the above noted services. Because the above noted services do not constitute an examination in accordance with standards established by the American Institute of Certified Public Accountants (the “AICPA”), we are precluded from expressing an opinion as to whether the financial statements provided by the Company are in conformity with generally accepted accounting principles or any other standards or guidelines promulgated by the AICPA, or whether the underlying financial and other data provide a reasonable basis for the statements.
We accept no responsibility for damages, which may result from actions taken by third parties who purport to have relied on reports that may be prepared by us. Similarly, because our services are being performed to provide information that you feel will be useful for the purposes noted above, we cannot be responsible for damages, which may occur should our results be utilized for any other purpose other than that which has been expressly stated above.

Employees of AccountAbility

All personnel representing our company are employees or contracted agents of AccountAbility. As such, they are obligated to provide high quality service to our clients and are obligated to our company under confidentiality, non-compete, and non-solicitation agreements. Accordingly, they are not retainable as employees or contractors by our clients and you agree not to solicit and/or not to hire them. Should the Company employ, directly or indirectly, any personnel provided by AccountAbility, either during the term of this Agreement or within two years following its termination, the Company agrees to pay AccountAbility a fee of an amount equivalent to 30% of total annual compensation for the position offered.

If the above terms are acceptable to you and the services outlined are in accordance with your understanding, please sign a copy of this engagement letter in the space provided and mail it to us with the deposit. Due to your time constraints, please also fax a copy of the engagement letter to us to indicate your acceptance.

Tom, we are looking forward to serving you and your organization as it continues to grow and prosper and are prepared to start the work on Wednesday, June 14th.

Sincerely,

/s/ Ann M. Vickers

Ann M. Vickers, CPA
Managing Director

Accepted and approved for Sontra Medical Corporation:

By: /s/ Thomas W.Davison    Date: June 9, 2006
Thomas W. Davison, Ph.D., President, CEO